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                                                                     EXHIBIT 3.1

                               State of Delaware               PAGE 1

                        Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ARRAY BIOPHARMA INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF AUGUST, A.D. 2000, AT 11:30 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.



                                       /s/ EDWARD J. FREEL
                             [SEAL]    -----------------------------------
                                       Edward J. Freel, Secretary of State

2856233 8100                                       AUTHENTICATION: 0650953

001441765                                                    DATE: 08-31-00


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                                                          STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DEPARTMENT OF CORPORATIONS
                                                       FILED 11.30 AM 08/31/2000
                                                          001441765 - 2856233

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                              ARRAY BIOPHARMA INC.

                       (PURSUANT TO SECTIONS 242 AND 245)

     Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows for the purpose of amending and restating its Certificate of Incorporation:

     1. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 1998.

     2. The Board of Directors of the Corporation duly adopted resolutions containing provisions of this Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment and restatement to be advisable and called for the approval of the stockholders of the Corporation to such amendment and restatement in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. That the holders of at least 66 2/3% of the outstanding shares of the Corporation's Series A Preferred Stock voting as a single class, 66 2/3% of the outstanding shares of the Corporation's Series B Preferred Stock voting as a single class and 50% of the outstanding shares of the Corporation's Common Stock and Preferred Stock voting as a single class, in each case acting by means of written consent in lieu of a meeting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, adopted and approved this Amended and Restated Certificate of Incorporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     4. That the text of the Corporation's Certificate of Incorporation as heretofore amended and supplemented is hereby further amended and restated in its entirety to read as follows:


                                   ARTICLE I
                                      NAME

              The name of the corporation is Array BioPharma Inc.

                                   ARTICLE II
                          REGISTERED OFFICE AND AGENT

          The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.


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                                   ARTICLE III
                               NATURE OF BUSINESS

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                              CAPITAL; SHAREHOLDERS

     4.1 Authorized Capital. The aggregate number of shares that the Corporation shall have authority to issue is 20,225,000 shares of common stock, each having a par value of $0.001 (the "Common Stock"), and 11,825,000 shares of preferred stock, each having a par value of $0.001, 6,800,000 shares of which shall be designated as Series A Preferred Stock, 3,300,000 shares of which shall be designated as Series B Preferred Stock and 1,725,000 shares of which shall be designated as Series C Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock is sometimes collectively referred to herein as the "Preferred Stock."

     4.2 Relative Rights and Preferences. The designations, preferences and rights of the shares of each class of stock which the Corporation is authorized to issue, and the limitations thereof, are as set forth in the following provisions of this Section 4.2:

          (a) Common Stock.

               (i) General. The dividend and liquidation rights of the holders of the Common Stock are junior to, subject to and qualified by the rights of the holders of the Preferred Stock.

               (ii) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any preferential dividend rights of any then-outstanding Preferred Stock.

               (iii) Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, out of the assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then-outstanding Preferred Stock, to share ratably among themselves in proportion to the respective amounts that would otherwise be payable in respect of the shares


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          held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               (iv) Voting. Each holder of Common Stock of record shall have one vote for each share of stock outstanding in his name and on the books of the Corporation except that, in the election of directors, he shall have the right to vote each such share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

          (b) Series Preferred Stock. The designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of the series of Preferred Stock shall be as follows:

               (i) Certain Definitions. Unless the context otherwise requires, for purposes of Section 4.2(b), the terms defined in this Section 4.2(b)(i) shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                    "Common Stock" shall mean the common stock, $0.001 par value per share, of the Corporation.

                    "Disposition Proceeds" shall have the meaning set forth in
          Section 4.2(b)(iii)(C).

                    "Equivalent Common Dividend" shall have the meaning set forth in Section 4.2(b)(ii).

                    "Liquidation Preferences" shall have the meaning set forth in Section 4.2(b)(iii)(C).

                    "Mandatory Conversion Date" shall have the meaning set forth in Section 4.2(b)(iv)(B).

                    "Preferred Stock" shall mean any authorized series of preferred stock of the Corporation, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

                    "Qualifying IPO" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 of shares of Common Stock, at a price per share of at least $8.00, and the aggregate


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          gross proceeds of which equal or exceed $20,000,000 (before underwriting discounts and commissions).

                    "Required Consent" shall mean (i) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock or a series of such Preferred Stock, as the case may be, taken at a duly called meeting of the holders of such Preferred Stock or series of such Preferred Stock; or (ii) the written consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock or a series of such Preferred Stock, as the case may be.

                    "Series A Initial Purchase Price" shall mean $1.00 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                    "Series A Liquidation Preference" shall have the meaning set forth in Section 4.2(b)(iii)(C).

                    "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

                    "Series B Initial Purchase Price" shall mean $2.50 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                    "Series B Liquidation Preference" shall have the meaning set forth in Section 4.2(b)(iii)(C).

                    "Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.

                    "Series C Initial Purchase Price" shall mean $6.00 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                    "Series C Liquidation Preference" shall have the meaning set forth in Section 4.2(b)(iii)(C).

                    "Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Corporation.

                    "Subordinate Stock" shall mean any class or series of capital stock of the Corporation, however designated, which is junior in right to the Preferred Stock, including without limitation the Common Stock and any other capital stock


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          of the Corporation that is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Preferred Stock shall have been so paid or declared and set apart for payment; or (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

               (ii) Dividends. If at any time during which any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock remain outstanding the Corporation declares, pays or sets apart for payment any dividend on the Common Stock, whether in cash, property or otherwise, each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to receive the equivalent per share dividend (an "Equivalent Common Dividend"), when and as declared by the Corporation, based on the number of shares of Common Stock into which each share of Preferred Stock is convertible on the record date. For any Equivalent Common Dividend that is not paid in full when due, then on such due date such accrued and unpaid Equivalent Common Dividend shall be added to the Liquidation Preference of the Preferred Stock effective at such due date when such Equivalent Common Dividend was not paid. If any accrued and unpaid Equivalent Common Dividend is so added to the Liquidation Preference, such Liquidation Preference shall be reduced, effective on the date of payment, to the extent any accrued and unpaid Equivalent Common Dividend is subsequently paid.

               (iii) Distributions Upon Liquidation, Dissolution or Winding Up.

                    (A) The Corporation shall deliver to each holder of
               Preferred Stock notice of any Disposition (as defined in Section 4.2(b)(iii)(B)) at least 90 days prior to such event, which notice shall state all material facts and common terms relating to such Disposition, including, without limitation, (1) the nature of such Disposition, including, without limitation, the amount, terms and conditions of payment to the holders of the Preferred Stock and the holders of Common Stock in connection with such Disposition; (2) the date on which such Disposition shall occur; and (3) the procedures that must be followed (and the latest date that such procedures must be completed) in order for such holder to effect a conversion of shares of Preferred Stock into shares of Common Stock, if such a conversion is so desired.

                    (B) The following events shall be considered a "Disposition"
               under this Section:

                         (1) any consolidation or merger of the Corporation with
                    or into any other corporation or other entity or person, or any other


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                    corporate reorganization, in which the stockholders of the
                    Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred;

                         (2) a sale, lease or other disposition of all or
                    substantially all of the assets of the Corporation; or

                         (3) any voluntary or involuntary liquidation,
                    dissolution or other winding up of the affairs of the Corporation.

                    (C) In the event of any such Disposition, before any payment or distribution shall be made to the holders of the Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the Disposition Proceeds in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "Series A Liquidation Preference", the "Series B Liquidation Preference" and the "Series C Liquidation Preference") equal to either the Series A Initial Purchase Price, the Series B Initial Purchase Price or the Series C Initial Purchase Price, as appropriate, plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Preferred Stock the full amount of their respective Liquidation Preferences, the holders of the Preferred Stock shall share ratably among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               (iv) Conversion Rights.

                    (A) Conversion at the Option of the Holder. The holders of the Preferred Stock shall have the right, at their option, to convert shares of Preferred Stock into shares of Common Stock of the Corporation at any time and from time to time on the following terms and conditions:

                         (1) Each share of Preferred Stock shall be converted at
                    the option of the holder thereof, without the payment of additional


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                    consideration, into such number of fully paid and
                    nonassessable shares of Common Stock as is determined by dividing the Series A Initial Purchase Price, the Series B Initial Purchase Price or the Series C Initial Purchase Price, as applicable, by the Series A Conversion Rate, the Series B Conversion Rate or the Series C Conversion Rate, respectively, in effect at the time of conversion. For purposes of this section, the "Series A Conversion Rate", the "Series B Conversion Rate" and the "Series C Conversion Rate" shall initially shall be equal to the Series A Initial Purchase Price, Series B Initial Purchase Price and the Series C Initial Purchase Price, respectively, and shall each be subject to adjustment as provided in Section 4.2(b)(iv)(C)(2) below.

                         (2) The Corporation shall not issue, in connection with
                    the conversion of shares of Preferred Stock, certificates for fractional shares, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the fair value of one share of Common Stock, as determined by the Board of Directors, whose determination shall be conclusive.

                         (3) In order for any holder of shares of Preferred
                    Stock to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of shares of Preferred Stock, or to his nominee or nominees, certificates for the full number of shares of Common Stock to which he shall be entitled as aforesaid. Shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                         (4) If a holder converts shares of Preferred Stock, the
                    Corporation shall pay any documentary , stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion; provided, however, that the holder shall pay any such


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                    tax that is due because the shares are issued in a name
                    other than the holder's name pursuant to Section 4.2(b)(iv)(A)(3).

                    (B) Mandatory Conversion. Subject to the adjustments set
               forth in Section 4.2(b)(iv)(C), each share of Preferred Stock shall be converted automatically into shares of the Corporation's Common Stock at the Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, as applicable, on the date a Qualifying IPO is consummated (the "Mandatory Conversion Date"). At least 60 days prior to the Mandatory Conversion Date, the Corporation shall (1) notify all holders of the Preferred Stock of such event; (2) demand that all shares representing the Preferred Stock be returned to the Corporation's offices or to the designated transfer agent; and (3) pay any transfer or similar tax with respect to the conversion, if any. As soon as practical but in any event within 30 days after the Mandatory Conversion Date, the Corporation shall deliver a certificate to and in the name of the holder of the Preferred Stock for the number of shares of Common Stock issuable upon the conversion and a check in an amount calculated in accordance with Section 4.2(b)(iv)(A)(2) for any fractional shares, if any, for the shares of Preferred Stock represented by the certificate. The name of the person in which the Preferred Stock was issued shall be treated as the stockholder of record of the Common Stock in which the Preferred Stock was converted on and after the Mandatory Conversion Date. Adjustment (or cash payment, if applicable) shall be made for accrued and previously declared and unpaid dividends, as of the Mandatory Conversion Date, on shares of Preferred Stock converted pursuant to this Section 4.2(b)(iv)(B). Upon such conversion, the rights of the holders of Preferred Stock with respect to the shares of Preferred Stock so converted shall cease.

                    (C) Certain Matters With Respect to Conversion.

                         (1) The Corporation has reserved and shall continue to
                    reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

                         (2) The Series A Conversion Rate, Series B Conversion
                    Rate and Series C Conversion Rate shall be subject to adjustment as follows:


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                         (a) In case the Corporation shall (i) pay a dividend or
                    make a distribution on its Common Stock in shares of Common Stock of the Corporation, (ii) subdivide or split its outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, the Series A Conversion Rate, Series B Conversion Rate and Series C Conversion Rate following the effective date of such event shall be equal to the product of the Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, respectively, in effect immediately prior to such adjustment multiplied by a fraction, the denominator of which is the number of shares of Common Stock outstanding immediately after such event and the numerator of which is the number of shares outstanding immediately prior to such event.

                         (b) In the event the Corporation at any time or from
                    time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they each would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they each thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this section with respect to the rights of the holders of Preferred Stock; provided, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

                         (c) If Common Stock issuable upon the conversion of
                    Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter


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                    to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                         (d) Adjustments to the Series A Conversion Rate, Series
                    B Conversion Rate and Series C Conversion Rate shall also be made for certain dilutive issuances of additional shares of capital stock by the Corporation as set forth in this
                    Section 4.2(b)(iv)(C)(2)(d).

                         (i) Special Definitions. For purposes of this Section 4.2(b)(iv)(C)(2)(d), the following definitions shall apply:

                              (A) "Option" means rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock.

                              (B) "Additional Shares of Stock" (i) with respect to the Series A Preferred Stock, all shares of Common Stock or Preferred Stock issued by the Corporation after the date that shares of Series A Preferred Stock are first issued by the Corporation (the "Series A Initial Issue Date") for which the consideration per share (determined pursuant to Section 4.2(b)(iv)(C)(2)(d)(iii)) is less than the Series A Conversion Rate in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Stock; (ii) with respect to the Series B Preferred Stock, all shares of Common Stock or Preferred Stock issued by the Corporation after the date that shares of Series B Preferred Stock are first issued by the Corporation (the "Series B Initial Issue Date") for which the consideration per share (determined pursuant to Section 4.2(b)(iv)(C)(2)(d)(iii)) is less than the Series B Conversion Rate in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Stock;


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                              (iii) with respect to the Series C Preferred
                              Stock, all shares of Common Stock or Preferred Stock issued by the Corporation after the date that shares of Series C Preferred Stock are first issued by the Corporation (the "Series C Initial Issue Date") for which the consideration per share (determined pursuant to Section 4.2(b)(iv)(C)(2)
                              (d)(iii)) is less than the Series C Conversion Rate in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Stock, provided, however that in the case of any series of Preferred Stock, not including any shares of Common Stock or Preferred Stock issued or issuable:

                                   (I) upon exercise of any Options outstanding on the Series C Initial Issue Date; provided, however that if the Corporation, after the Series C Initial Issue Date, amends the exercise price or the number of shares covered by any Options outstanding on the Series C Initial Issue Date, then such Options, as so amended, shall be deemed to have been issued after the Series C Initial Issue Date;

                                   (II) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.2(b)(iv)(C)(2)(b) or (c) above;

                                   (III) upon exercise of Options granted to employees or directors of, or consultants to, the Corporation pursuant to a valid option plan adopted by the Corporation;

                                   (IV) to employees or directors of, or
                                   consultants to, the Corporation pursuant to a valid stock purchase plan adopted by the Corporation; or

                                   (V) upon exercise of warrants or other
                                   securities convertible into Common or
                                   Preferred Stock issued in connection with a credit facility, but not to exceed an aggregate


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                                   of $200,000 in value (as determined by the
                                   exercise price) in any six month period.

                         (ii) Adjustment of Conversion Rates Upon Issuance of
                              Additional Shares of Stock. In the event the Corporation shall at any time issue Additional Shares of Stock with respect to the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, then and in such event, such Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, as applicable, shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Rate, the Series B Conversion Rate or Series C Conversion Rate, as applicable, then in effect by a fraction:

                              (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Stock so issued would purchase at such Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, as applicable; and

                              (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Stock so issued.

                        (iii) Determination of Consideration. For purposes of
                              this Section 4.2(b)(iv)(C)(3)(d)(iii), the consideration received by the Corporation for the issue of any Additional Shares of Stock shall be computed as follows:

                              (A) in case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions,


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                              discounts or other expenses incurred by the
                              Corporation for any underwriting of the issue or otherwise in connection therewith;

                              (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation in its reasonable judgment exercised in good faith (irrespective of the accounting treatment thereof); and

                              (C) in the case of the issuance of Options, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Options plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section).

                    (3) Whenever the number of shares of Common Stock into which any share of Preferred Stock is convertible is adjusted, the Corporation shall promptly mail to holders of the affected Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for the Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Section 4.2(b)(iv)(C)(9) below, the certificate shall be conclusive evidence that the adjustment is correct.

                    (4) The adjustments herein provided for shall be made successively when the event giving rise to such adjustment occurs and shall become effective immediately following the record date for any event for which a record date is designated and on the effective date for any other event.

                    (5) Shares of Preferred Stock that have been converted as provided herein shall revert to the status of authorized but unissued shares of Preferred Stock.


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


                    (6) For purposes of any computation of the number of shares of Common Stock outstanding, such computation shall be made assuming conversion of all then outstanding shares of Preferred Stock and all outstanding currently exercisable warrants and vested options.

                    (7) No adjustment in the number of shares of Common Stock into which each share of Preferred Stock is convertible need be made unless the adjustment would require an increase of at least one-half of one percent (.5%) in the number of shares of Common Stock into which each share of Preferred Stock is convertible. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.2(b)(iv)(C) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                    (8) In any case in which this Section 4.2(b)(iv)(C) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (a) the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (b ) the delivery of a check for any remaining fractional shares as provided in Section 4.2(b)(iv)(A)(2) above.

                    (9) Except as provided in the immediately following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this Section 4.2(b)(iv)(C) shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this Section 4.2(b)(iv)(C), such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the affected Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, and any dispute shall be resolved promptly (and in no event later than 90 days after any challenge), at the Corporation's expense, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable. Any such determination shall be deemed approved if the requisite holders have not notified the Corporation of any challenge within


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


                    30 days after receiving notice (including a statement in reasonable detail of the bases therefor) of such determination.

               (v) Voting Rights.

                    (A) Except as otherwise set forth in this Section 4.2(b)(v)
               or as otherwise required by law, each share of Preferred Stock issued and outstanding shall have the right to vote on all matters presented to the holders of the Common Stock for vote in the number of votes equal at any time to the number of shares of Common Stock into which each share of Preferred Stock would then be convertible, and the holders of the Preferred Stock shall vote with the holders of the Common Stock as a single class.

                    (B) In addition to any vote or consent of shareholders or
               directors required by law or this Amended and Restated Certificate of Incorporation, so long as any originally issued Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock remains outstanding, the Required Consent of the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock shall be necessary for effecting, validating or permitting:

                         (1) any amendment, alteration or repeal of any of the
                    provisions of the Corporation's Amended and Restated Certificate of Incorporation or the Bylaws affecting the rights, powers and preferences of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, provided, however that the Required Consent for this subparagraph (1) shall be of the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, voting as separate classes and only if such series is affected; or

                         (2) any consolidation or merger of the Corporation with
                    or into any other corporation, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization; any transaction or series of related transactions in which excess of 50% of the Corporation's voting power is transferred; any reclassification or recapitalization of any capital stock of the Corporation; any dissolution, liquidation, or winding up of the Corporation; or any sale of more than 50% of the assets of the Corporation, or any agreement to become so obligated; provided, however that the Required Consent for this subparagraph (2) shall be of the holders


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


                    of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class.

                    (C) The rights of the holders of the Preferred Stock set
               forth in this Section 4.2(b)(v) may be exercised either at a special meeting of the holders of each series of Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings, special meetings or by the written consent of the holders of Preferred Stock, as applicable.

                    (D) A special meeting of the holders of Preferred Stock for purposes of voting on matters with respect to which the holders of such shares are entitled to vote as a class may be called by the Secretary of the Corporation or by a holder of Preferred Stock designated in writing by the holders of record of 10% of the shares of such series of Preferred Stock then outstanding. Such meeting may be called at the expense of the Corporation by any such person. At any meeting of the holders of each series of Preferred Stock, the presence in person or by proxy of the holders of a majority of the shares of such series of Preferred Stock then outstanding shall constitute a quorum of the such series of Preferred Stock.

               (vi) Miscellaneous.

                    (A) Headings of Sections. The headings of the various
               subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                    (B) Severability of Provisions. If any voting powers,
               preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(c) Other Series of Preferred Stock. Subject to the approval requirements contained herein, the Board of Directors is hereby expressly authorized by resolution from time to time adopted providing for the issuance of preferred stock, to fix and state the designations, powers, preferences and relative, optional and other special rights of the shares of each series of preferred stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make effective provisions:

          (i) the distinctive name and serial designation;

          (ii) the dividend payment dates;

          (iii) the rate or rates at which dividends if any shall be paid;

          (iv) whether dividends are to be cumulative or noncumulative, and any preferential or other special rights with respect to the payment of dividends;

          (v) whether any series shall be redeemable and if so, the terms, conditions and manner of redemption, and the redemption price or prices;

          (vi) he rights of any series on voluntary or involuntary liquidation, dissolution or winding up, including the amounts or amounts of preferential or other payments to which any series is entitled over any other series or over the common stock;

          (vii) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the common stock;

          (viii) the number of shares of such series;

          (ix) the voting rights, if any, for such series; and

          (x) the conversion rights, if any, for such series.

     Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the shares of any series of preferred stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise may by resolution of the Board of Directors be returned to the status of authorized but unissued preferred stock of the same or other series. Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution by the Board of Directors. In case the number of shares of any such series of preferred stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued preferred stock, undesignated as to series.

                                    ARTICLE V

                             LIMITATION ON LIABILITY

     To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VI

                                 INDEMNIFICATION

     Each person who is or was a director or officer of the Corporation, and each such person who is or was serving at the request of the Corporation as a director or officer of another Corporation, or in a similar capacity of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified by the Corporation, in accordance with the procedures specified in the Bylaws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation, without limiting the generality of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification and advancement of expenses greater or different than that provided in this Article. No amendment or repeal of this Article shall adversely affect any right or protection existing under or pursuant to this
Article immediately before the amendment or repeal.

                                   ARTICLE VII

                              ELECTION OF DIRECTORS

     Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                  ARTICLE VIII

                              AMENDMENTS TO BYLAWS

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

                            [signature page follows]


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


     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation has been executed this 31st day of August 2000.

                                      ARRAY BIOPHARMA INC.

                                      By: /s/ ROBERT CONWAY
                                          --------------------------------------
                                          Robert Conway, Chief Executive Officer



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